NUMBER



SHARES

INCORPORATED UNDER THE LAWS OF THE STATE OF TEXAS

SILVER PEARL ENTERPRISES, INC.

The Corporation is authorized to issue 20,000,000 Common Shares – Par Value $0.001 each

These shares are issued by a close corporation as defined by the Texas Business Corporation Act. Under that Act, a shareholders' agreement may provide for management of a close corporation by the shareholders or in other ways different from an ordinary corporation. This may subject the holder of this certificate to certain obligations and liabilities not otherwise imposed on shareholders of an ordinary corporation. On any sale or transfer of these shares, the transfer [illegible] complete copy of any shareholders' agreement.

SPECIMEN

This Certifies that ______________________ *is the owner of* ______________________ *fully paid and non-assessable Shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.*

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.

Dated ______________________